Exhibit 99.1

First National Corporation Reports Third Quarter 2021 Financial Results

STRASBURG, Va., October 29, 2021 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $2.4 million, or $0.38 per diluted share for the third quarter of 2021, which resulted in return on average assets of 0.71% and return on average equity of 8.64%. This compares to net income of $1.8 million, or $0.36 per diluted share, and return on average assets of 0.74% and return on average equity of 8.52% for the third quarter of 2020.

Net income for the third quarter of 2021 included $1.3 million of merger related expenses from the Company’s acquisition of The Bank of Fincastle (the “Merger”), which was consummated on July 1, 2021. In addition, there was no provision for loan losses in the third quarter of 2021, compared to provision for loan losses of $1.5 million for the third quarter of 2020.

During the third quarter of 2021, First Bank also negotiated and completed the acquisition of an $82.6 million loan portfolio originated from SmartBank’s branch located in the Richmond, Virginia market. In connection with the purchase of the loan portfolio, the Bank hired a team of employees based out of the branch. SmartBank decided to close their branch operation on December 31, 2021. First Bank will continue to operate a loan production office from this location.

President and Chief Executive Officer Scott C. Harvard commented, “The third quarter may have been the most productive in our company’s 114 year history as we completed the acquisition of The Bank of Fincastle and also seized the opportunity for a team lift and loan portfolio acquisition in the Richmond market. The transactions boosted assets to $1.4 billion and increased loan balances by $205.1 million, while extending the Bank’s reach into the Roanoke market and bolstering the banking team in Richmond. These transactions reflect our strategy of hiring talented bankers to support organic growth, which in turn positions the company well for strategic acquisitions. I am incredibly proud of our people, not just for the level of work and effort it took to successfully complete two transformative transactions concurrently, but for their can-do attitude when asked to step up to the challenge. We believe our banking company is well positioned to be a leader in Virginia banking for years to come.”

Key highlights of the third quarter of 2021 are as follows. Comparisons are to the corresponding period in the prior year unless otherwise stated:

•	Successful team lift and $83 million loan portfolio acquisition in the Richmond market
•	Completed the acquisition of The Bank of Fincastle
•	Total assets increased 44% to $1.4 billion
•	Total loans, excluding PPP loans, increased 39% to $799.6 million
•	Noninterest-bearing deposits increased 60% to $411.5 million
•	Net interest income increased 29%, or $2.2 million
•	Noninterest income increased 20%, or $447 thousand
•	Merger related expenses totaled $1.3 million
•	Nonperforming assets totaled $4.0 million, or 0.30% of total assets

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle (“Fincastle”) for an aggregate purchase price of $33.8 million of cash and stock.  Fincastle was merged with and into First Bank. The former Fincastle branches continued to operate as The Bank of Fincastle, a division of First Bank, until the systems were converted on October 16, 2021. For the three-month and nine-month periods ended September 30, 2021, the Company recorded merger related expenses of $1.3 million and $2.0 million, respectively. The Company estimates it will incur an additional $1.4 million of merger related costs throughout the fourth quarter of 2021 and first quarter of 2022, which would result in aggregate costs related to the Merger of $3.4 million.

ACQUISITION OF THE SMARTBANK LOAN PORTFOLIO

On September 30, 2021, the Bank acquired $82.6 million of loans and certain fixed assets from SmartBank related to their Richmond area branch. First Bank agreed to assume the facility lease of SmartBank’s branch office located in Glen Allen, Virginia. First Bank paid a premium based on a specific percentage of the loans sold and certain fixed assets were acquired at SmartBank’s book value. Additionally, an experienced team of bankers based out of the SmartBank location have transitioned to become employees of First Bank. First Bank did not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank intends to close their branch operation on December 31, 2021. First Bank will continue to operate a loan production office from the location after the SmartBank branch is closed. First Bank’s assumption of the lease and acquisition of the remaining branch assets is expected to be completed in the fourth quarter of 2021, subject to customary closing conditions.

SMALL BUSINESS ADMINISTRATION'S PPP

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations by providing forgivable loans. Loan fees received from the SBA are accreted into income evenly over the life of the loans, net of loan origination costs, through interest and fees on loans.  PPP loans totaled $22.8 million at September 30, 2021, with $1.3 million scheduled to mature in the second and third quarters of 2022, and $21.5 million scheduled to mature in the first and second quarters of 2026.

NET INTEREST INCOME

Net interest income increased $2.2 million, or 29%, to $9.7 million for the third quarter of 2021, compared to the same period of 2020. The increase resulted from a $2.0 million, or 24% increase in total interest and dividend income and a $176 thousand, or 23%, decrease in total interest expense.  Net interest income was favorably impacted by a $383.8 million, or 43%, increase in average earning assets and was partially offset by the impact of a 35-basis point decrease in the net interest margin to 3.06% when comparing the periods.

PROVISION FOR LOAN LOSSES

There was no provision for loan losses for the third quarter of 2021. The allowance for loan losses totaled $5.4 million, or 0.66% of total loans and there were no significant changes in the general or specific reserve components of the allowance. The loans acquired from Fincastle and SmartBank during the quarter did not require an allowance for loan losses at September 30, 2021.  Net charge-offs totaled $31 thousand during the three-month period ending September 30, 2021.  The allowance for loan losses totaled $5.4 million, or 0.89% of total loans at June 30, 2021, and $7.8 million, or 1.20% of total loans at September 30, 2020. Provision for loan losses totaled $1.5 million for the three-month period ending September 30, 2020.

Loans 30 to 89 days past due and accruing totaled $3.3 million, or 0.40% of total loans at September 30, 2021, compared to $885 thousand, or 0.14% of total loans one year ago. Accruing substandard loans totaled $319 thousand at September 30, 2021 and $3.8 million at September 30, 2020. Nonperforming assets totaled $4.0 million, or 0.30% of total assets at September 30, 2021, compared to $7.0 million, or 0.74% of total assets at September 30, 2020. Nonperforming assets were comprised of $2.2 million of nonaccrual loans and $1.8 million of other real estate owned. There were $1.5 million of commercial rental properties included in other real estate owned that were acquired in the Merger.

During the fourth quarter of 2020, and during the first half of 2021, the Bank modified terms of certain loans for customers that continued to be negatively impacted by the pandemic by lowering borrower’s loan payments with interest only payments for periods ranging between 6 and 24 months. Modified loans totaled $13.3 million at September 30, 2021, with $13.2 million in the Bank’s commercial real estate loan portfolio and $83 thousand in the commercial and industrial loans portfolio. The loans were comprised of $11.6 million in the lodging sector and $1.7 million in the leisure sector. All modified loans were performing under their modified terms as of September 30, 2021.

NONINTEREST INCOME

Noninterest income increased $447 thousand, or 20%, to $2.6 million compared to the same period of 2020. Service charges on deposits increased $101 thousand, or 23%, ATM and check card fees increased $84 thousand, or 13%, wealth management fees increased $123 thousand, or 21%, and fees for other customer services increased $111 thousand, or 34%. Service charges on deposits benefited from an increase in overdraft fee income, the increase in ATM and check card fees resulted from an increase in card use by customers, wealth management revenue increased from a higher amount of assets under management, and the increase in fees for other customer services was impacted by an increase in mortgage fee income.

NONINTEREST EXPENSE

Noninterest expense increased $3.3 million, or 54%, to $9.4 million, compared to the same period one year ago. The increase was primarily attributable to a $1.9 million increase in salaries and employee benefits, a $180 thousand increase in marketing expense, a $324 thousand increase in legal and professional fees, a $274 thousand increase in data processing fees, and a $272 thousand increase in other operating expenses. The increase in salaries and employee benefits resulted primarily from merger related expenses and the increase in the number of employees from the acquisition of Fincastle. Marketing expenses increased from both merger related expenses and timing of advertising campaigns. The increase in legal and professional fees was attributable to merger related expenses. Data processing expenses increased from merger related expenses and from the impact of additional customer accounts from the merger with Fincastle.

BALANCE SHEET

Total assets of First National increased $413.1 million, or 44%, to $1.4 billion at September 30, 2021, compared to $942.7 million at September 30, 2020. Loans, net of the allowance for loan losses increased $176.4 million, or 28%, securities increased $144.4 million, or 109%, and interest-bearing deposits in banks and Fed funds sold combined increased $67.2 million, or 62%. The increase in loans was attributable to the acquisitions of Fincastle and the SmartBank loan portfolio during the quarter, while the increases in securities, interest-bearing deposits in banks and Fed funds sold were attributable to the acquisition of Fincastle and growth in the Bank’s deposit portfolio during the recent twelve-month period.

Total liabilities increased $378.4 million, or 44%, to $1.2 billion at September 30, 2021, compared to $860.5 million one year ago. The increase in total liabilities was attributable to growth in deposits. Total deposits increased $374.2 million, or 45%, to $1.2 billion. Noninterest-bearing demand deposits increased $154.8 million, or 60%, savings and interest-bearing demand deposits increased $172.6 million, or 36%, and time deposits increased $46.8 million, or 46%. Although the majority of the deposit portfolio growth resulted from the acquisition of Fincastle, growth of the Bank’s deposits over the prior twelve-month period also made a meaningful contribution.

Shareholders’ equity increased $34.7 million, or 42%, to $116.9 million at September 30, 2021, compared to one year ago, from a $27.5 million increase in common stock and surplus, primarily from the issuance of common stock related to the Fincastle acquisition and an $8.9 million increase in retained earnings. The Bank was considered well-capitalized at September 30, 2021.

ABOUT FIRST NATIONAL

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, and the Richmond and Roanoke market areas. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance, and Bank of Fincastle Services, Inc., which has an investment in a mortgage company.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Income Statement
Interest income
Interest and fees on loans	$9,215	$7,074	$7,143	$7,310	$7,568
Interest on deposits in banks	79	37	33	31	25
Interest on federal funds sold	8	—	—	—	—
Interest on securities
Taxable interest	766	697	717	567	575
Tax-exempt interest	242	215	180	163	152
Dividends	21	22	22	24	23
Total interest income	$10,331	$8,045	$8,095	$8,095	$8,343
Interest expense
Interest on deposits	$369	$328	$363	$410	$541
Interest on subordinated debt	156	154	154	160	160
Interest on junior subordinated debt	68	68	66	68	68
Total interest expense	$593	$550	$583	$638	$769
Net interest income	$9,738	$7,495	$7,512	$7,457	$7,574
Provision for (recovery of) loan losses	—	(1,000)	—	(200)	1,500
Net interest income after provision for (recovery of) loan losses	$9,738	$8,495	$7,512	$7,657	$6,074
Noninterest income
Service charges on deposit accounts	$547	$447	$442	$553	$446
ATM and check card fees	753	682	601	576	669
Wealth management fees	696	657	643	598	573
Fees for other customer services	434	307	286	216	323
Income from bank owned life insurance	161	100	113	124	131
Net gains on securities	—	—	37	2	38
Net gains on sale of loans	—	18	7	10	3
Other operating income	57	224	14	73	18
Total noninterest income	$2,648	$2,435	$2,143	$2,152	$2,201
Noninterest expense
Salaries and employee benefits	$5,446	$3,693	$3,555	$3,212	$3,498
Occupancy	500	399	447	422	433
Equipment	519	433	431	440	439
Marketing	243	138	106	112	63
Supplies	176	77	88	90	112
Legal and professional fees	586	483	737	310	262
ATM and check card expense	329	268	231	253	259
FDIC assessment	87	78	69	105	52
Bank franchise tax	153	172	168	161	162
Data processing expense	465	216	204	196	191
Amortization expense	5	5	14	24	33
Other real estate owned expense (income), net	14	—	—	—	—
Other operating expense	903	668	600	569	631
Total noninterest expense	$9,426	$6,630	$6,650	$5,894	$6,135
Income before income taxes	$2,960	$4,300	$3,005	$3,915	$2,140
Income tax expense	562	958	569	759	386
Net income	$2,398	$3,342	$2,436	$3,156	$1,754

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Common Share and Per Common Share Data
Net income, basic	$0.39	$0.69	$0.50	$0.65	$0.36
Weighted average shares, basic	6,220,456	4,868,901	4,863,823	4,858,288	4,854,144
Net income, diluted	$0.38	$0.69	$0.50	$0.65	$0.36
Weighted average shares, diluted	6,229,525	4,873,286	4,872,097	4,861,208	4,854,649
Shares outstanding at period end	6,226,418	4,870,459	4,868,462	4,860,399	4,858,217
Tangible book value at period end	$18.11	$18.21	$17.65	$17.47	$16.92
Cash dividends	$0.12	$0.12	$0.12	$0.11	$0.11

Key Performance Ratios
Return on average assets	0.71%	1.31%	1.00%	1.31%	0.74%
Return on average equity	8.64%	15.33%	11.53%	15.03%	8.52%
Net interest margin	3.06%	3.10%	3.27%	3.30%	3.41%
Efficiency ratio (1)	64.82%	63.65%	64.53%	61.00%	62.35%

Average Balances
Average assets	$1,337,247	$1,026,583	$988,324	$954,810	$944,390
Average earning assets	1,272,969	976,842	937,199	904,511	889,127
Average shareholders’ equity	110,153	87,442	85,708	83,545	81,894

Asset Quality
Loan charge-offs	$111	$1,085	$66	$165	$115
Loan recoveries	80	64	67	73	96
Net charge-offs (recoveries)	31	1,021	(1)	92	19
Non-accrual loans	2,158	2,102	6,814	6,714	6,974
Other real estate owned, net	1,848	—	—	—	—
Nonperforming assets	4,006	2,102	6,814	6,714	6,974
Loans 30 to 89 days past due, accruing	3,276	550	906	996	885
Loans over 90 days past due, accruing	7	5	—	302	6
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	—	—	—	—	510
Substandard loans, accruing	319	322	1,343	1,394	3,804

Capital Ratios (2)
Total capital	$128,197	$95,856	$94,044	$91,243	$89,155
Tier 1 capital	122,763	90,391	86,717	84,032	81,883
Common equity tier 1 capital	122,763	90,391	86,717	84,032	81,883
Total capital to risk-weighted assets	14.42%	16.25%	16.05%	15.82%	15.34%
Tier 1 capital to risk-weighted assets	13.81%	15.32%	14.80%	14.57%	14.09%
Common equity tier 1 capital to risk-weighted assets	13.81%	15.32%	14.80%	14.57%	14.09%
Leverage ratio	9.22%	8.78%	8.78%	8.80%	8.67%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Balance Sheet
Cash and due from banks	$19,182	$13,913	$11,940	$13,115	$13,349
Interest-bearing deposits in banks	95,459	114,334	164,322	114,182	108,857
Federal funds sold	80,589	—	—	—	—
Securities available for sale, at fair value	266,600	222,236	159,742	140,225	117,132
Securities held to maturity, at amortized cost	10,046	10,898	13,424	14,234	15,101
Restricted securities, at cost	1,813	1,631	1,631	1,875	1,848
Loans held for sale	—	—	—	245	—
Loans, net of allowance for loan losses	816,977	611,883	630,716	622,429	640,591
Other real estate owned	1,848	—	—	—	—
Premises and equipment, net	22,401	18,876	19,087	19,319	19,548
Accrued interest receivable	3,823	2,662	2,609	2,717	3,156
Bank owned life insurance	24,141	18,128	18,029	17,916	17,792
Goodwill	4,011	—	—	—	—
Core deposit intangibles, net	159	—	5	19	43
Other assets	8,740	10,032	6,625	4,656	5,316
Total assets	$1,355,789	$1,024,593	$1,028,130	$950,932	$942,733

Noninterest-bearing demand deposits	$411,527	$290,571	$292,280	$263,229	$256,733
Savings and interest-bearing demand deposits	652,624	528,002	526,012	479,035	480,017
Time deposits	148,419	95,732	97,765	100,197	101,645
Total deposits	$1,212,570	$914,305	$916,057	$842,461	$838,395
Subordinated debt	9,993	9,992	9,992	9,991	9,987
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	7,041	2,335	6,876	4,285	2,816
Total liabilities	$1,238,883	$935,911	$942,204	$866,016	$860,477

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,783	6,088	6,086	6,075	6,073
Surplus	31,889	6,295	6,214	6,151	6,081
Retained earnings	75,554	73,901	71,144	69,292	66,670
Accumulated other comprehensive income, net	1,680	2,398	2,482	3,398	3,432
Total shareholders’ equity	$116,906	$88,682	$85,926	$84,916	$82,256
Total liabilities and shareholders’ equity	$1,355,789	$1,024,593	$1,028,130	$950,932	$942,733

Loan Data
Mortgage loans on real estate:
Construction and land development	$45,194	$25,035	$25,720	$27,328	$27,472
Secured by farmland	3,748	495	507	521	533
Secured by 1-4 family residential	294,216	235,158	236,870	235,814	234,198
Other real estate loans	358,821	244,960	248,357	246,362	249,786
Loans to farmers (except those secured by real estate)	857	232	436	637	1,120
Commercial and industrial loans (except those secured by real estate)	104,807	102,734	117,109	109,201	124,157
Consumer installment loans	6,577	5,179	5,684	6,458	7,378
Deposit overdrafts	172	174	112	143	194
All other loans	8,019	3,381	3,407	3,450	3,530
Total loans	$822,411	$617,348	$638,202	$629,914	$648,368
Allowance for loan losses	(5,434)	(5,465)	(7,486)	(7,485)	(7,777)
Loans, net	$816,977	$611,883	$630,716	$622,429	$640,591

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$9,215	$7,074	$7,143	$7,310	$7,568
Interest income – investments and other	1,116	971	952	785	775
Interest expense – deposits	(369)	(328)	(363)	(410)	(541)
Interest expense – subordinated debt	(156)	(154)	(154)	(160)	(160)
Interest expense – junior subordinated debt	(68)	(68)	(66)	(68)	(68)
Total net interest income	$9,738	$7,495	$7,512	$7,457	$7,574
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	64	57	48	43	41
Total tax benefit realized on non-taxable interest income	$72	$65	$56	$51	$49
Total tax-equivalent net interest income	$9,810	$7,560	$7,568	$7,508	$7,623

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2021	2020
Income Statement
Interest income
Interest and fees on loans	$23,432	$22,187
Interest on deposits in banks	149	159
Interest on federal funds sold	8	—
Interest on securities
Taxable interest	2,180	1,881
Tax-exempt interest	637	454
Dividends	65	75
Total interest income	$26,471	$24,756
Interest expense
Interest on deposits	$1,060	$2,179
Interest on federal funds purchased	—	—
Interest on subordinated debt	464	341
Interest on junior subordinated debt	202	225
Interest on other borrowings	—	—
Total interest expense	$1,726	$2,745
Net interest income	$24,745	$22,011
Provision for (recovery of) loan losses	(1,000)	3,200
Net interest income after provision for loan losses	$25,745	$18,811
Noninterest income
Service charges on deposit accounts	$1,436	$1,475
ATM and check card fees	2,036	1,738
Wealth management fees	1,996	1,610
Fees for other customer services	1,027	767
Income from bank owned life insurance	374	345
Net gains (losses) on securities	37	38
Net gains on sale of loans	25	60
Other operating income	295	40
Total noninterest income	$7,226	$6,073
Noninterest expense
Salaries and employee benefits	$12,694	$10,109
Occupancy	1,346	1,244
Equipment	1,383	1,267
Marketing	487	243
Supplies	341	304
Legal and professional fees	1,806	842
ATM and check card expense	828	727
FDIC assessment	234	142
Bank franchise tax	493	476
Data processing expense	885	563
Amortization expense	24	127
Other real estate owned expense (income), net	14	(9)
Other operating expense	2,171	1,857
Total noninterest expense	$22,706	$17,892
Income before income taxes	$10,265	$6,992
Income tax expense	2,089	1,290
Net income	$8,176	$5,702

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2021	2020
Common Share and Per Common Share Data
Net income, basic	$1.54	$1.17
Weighted average shares, basic	5,322,696	4,884,805
Net income, diluted	$1.53	$1.17
Weighted average shares, diluted	5,329,939	4,886,668
Shares outstanding at period end	6,226,418	4,858,217
Tangible book value at period end	$18.11	$16.92
Cash dividends	$0.36	$0.33

Key Performance Ratios
Return on average assets	0.97%	0.86%
Return on average equity	11.40%	9.49%
Net interest margin	3.13%	3.58%
Efficiency ratio (1)	64.34%	63.04%

Average Balances
Average assets	$1,121,225	$883,741
Average earning assets	1,063,597	827,240
Average shareholders’ equity	95,861	80,228

Asset Quality
Loan charge-offs	$1,262	$619
Loan recoveries	211	262
Net charge-offs	1,051	357

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$23,432	$22,187
Interest income – investments and other	3,039	2,569
Interest expense – deposits	(1,060)	(2,179)
Interest expense – federal funds purchased	—	—
Interest expense – subordinated debt	(464)	(341)
Interest expense – junior subordinated debt	(202)	(225)
Interest expense – other borrowings	—	—
Total net interest income	$24,745	$22,011
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$24	$26
Tax benefit realized on non-taxable interest income – municipal securities	169	121
Total tax benefit realized on non-taxable interest income	$193	$147
Total tax-equivalent net interest income	$24,938	$22,158

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.